Cypress Bioscience, Inc. Announces Third Quarter 2007 Results

SAN DIEGO, CA -- 11/09/2007 -- Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced its financial results for the third quarter of 2007. For the quarter ended September 30, 2007, the Company reported a net loss of approximately $1.1 million or $0.03 per share basic and diluted compared to a net loss of approximately $1.4 million or $0.04 per share basic and diluted for the corresponding period in 2006. At September 30, 2007, the Company had cash, cash equivalents and investments totaling $177.3 million.

The Company reported revenues of $1.0 million and $7.9 million for the quarter and nine months ended September 30, 2007, respectively, compared to $1.1 million and $3.4 million for the quarter and nine months ended September 30, 2006, respectively. The decrease in revenues during the third quarter of 2007 is due to a decrease in sponsored development reimbursements as a result of the completion of the extension trial to the first Phase III trial during the fourth quarter of 2006. The increase in revenues during the nine months ended September 30, 2007 is due to a $5.0 million milestone payment received from Forest Laboratories in June 2007 as a consequence of the results of our second Phase III trial for milnacipran. The revenues recognized during 2007 and 2006 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million over a period of eight years, an additional $1.0 million license payment received from Forest Laboratories in July 2007 to extend the territory to include Canada recognized over the remainder of the eight year amortization period, sponsored development reimbursements, funding received from Forest Laboratories for certain of our employees devoted to the development of milnacipran and a milestone payment received from Forest Laboratories during the second quarter of 2007.

Total operating expenses for the quarter and nine months ended September 30, 2007 were $3.9 million and $12.5 million, respectively, compared to $4.0 million and $14.3 million for the quarter and nine months ended September 30, 2006, respectively. The decrease in operating expenses for the quarter and nine months ended September 30, 2007 was due to a decrease in research and development expenses attributable to the completion of the extension trial to the first Phase III trial during the fourth quarter of 2006 and the completion of the second Phase III trial during the second quarter of 2007. This decrease in research and development expenses during the quarter and nine months ended September 30, 2007 was partially offset by costs incurred during 2007 in connection with the preparation of the NDA for milnacipran and the initiation of proof of concept studies for new compounds, as well as an increase in general and administrative expenses during the corresponding periods.

About Cypress Bioscience, Inc.

Cypress is committed to being an innovator and leader in providing products for the treatment of patients with Fibromyalgia Syndrome (FMS). We continue to evaluate various other potential strategic transactions, including the potential acquisition of products, product candidates, technologies and companies.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes and any new potential strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Form 10-Q and any subsequent SEC filings. In addition, there is the risk that even though our second Phase III trial achieved statistical significance, that the FDA may not accept the first completed Phase III trial as one of the two pivotal trials required for NDA approval; that our NDA may be rejected by the FDA and even if the NDA is accepted, that the NDA may not be ultimately approved by the FDA; that we and Forest may elect not to continue development of milnacipran for any reason; that the results from our third Phase III clinical trial may not achieve statistical significance, that we may not be able to protect our milnacipran related patents and proprietary technology; and that we may not be successful in any of our proof of concept trials or in acquiring/in-licensing undervalued central nervous system active compounds and developing them for new indications. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

                        CYPRESS BIOSCIENCE, INC.
                        Condensed Financial Data
                  (In thousands except per share data)

  Statement of Operations Data:

                                      Quarter ended     Nine months ended
                                      September 30,       September 30,
                                      2007      2006      2007      2006
                                    --------  --------  --------  --------
                                        (unaudited)         (unaudited)

Revenues under collaborative
 agreement                          $    971  $  1,144  $  7,881  $  3,376

Operating expenses:
  Research and development             1,642     2,051     4,828     7,839
  General and administrative           2,238     1,996     7,677     6,426
                                    --------  --------  --------  --------
Total operating expenses               3,880     4,047    12,505    14,265
                                    --------  --------  --------  --------

Interest income                        1,791     1,478     4,412     3,725
                                    --------  --------  --------  --------

Net loss                            $ (1,118) $ (1,425) $   (212) $ (7,164)
                                    ========  ========  ========  ========

Net loss per share - basic and
 diluted                            $  (0.03) $  (0.04) $  (0.01) $  (0.22)
                                    ========  ========  ========  ========

Shares used in computing net loss
 per share - basic and diluted        37,361    32,135    34,465    32,076
                                    ========  ========  ========  ========

   Balance Sheet Data:

                                                September 30, December 31,
                                                    2007          2006
                                                ------------- -------------
                                                (unaudited)
Assets
  Cash, cash equivalents and short-term
   investments                                  $     177,286 $     102,778
  Other current assets                                  1,060           950
  Other non-current assets                                 98            97
                                                ------------- -------------
    Total assets                                $     178,444 $     103,825
                                                ============= =============

Liabilities and Stockholders' Equity
  Current liabilities                           $       3,977 $       4,220
  Long-term liabilities                                10,894        12,508
  Stockholders' equity                                163,573        87,097
                                                ------------- -------------
    Total liabilities and stockholders' equity  $     178,444 $     103,825
                                                ============= =============

CONTACT:
Sabrina Martucci Johnson, Chief Financial Officer and Executive Vice
President
Michael Hufford, VP Corporate Development
Mary Gieson, Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323